Exhibit 5.1

McCarter & English, LLP 250 W 55th St 13th Fl New York, NY 10019 www.mccarter.com

September 11, 2025

Inno Holdings Inc.

2465 Farm Market 359 South

Brookshire, TX 77423

Re:	Inno Holdings Inc.

To Whom It May Concern:

We have acted as counsel to Inno Holdings Inc., a Texas corporation (the “Company”), in connection with the Securities Purchase Agreement dated September 10 2025 (the “Purchase Agreement”), by and between the Company and the purchasers signatory thereto (the “Purchasers”), relating to the issuance and sale by the Company to the Purchasers of 1,200,000 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 800,000 shares of Common Stock (the “Warrant Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of the following:

(1)	The Company’s Certificate of Formation, as amended;

(2)	The Company’s Bylaws, as amended, the Purchase Agreement;

(3)	The Form of Pre-Funded Warrant;

(4)	The Registration Statement on Form S-3 (File No. 333-284054) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 26, 2024, in the form of which it became effective on January 10, 2025 (the “Registration Statement”) pursuant to the Securities Act;

(5)	The prospectus supplement dated September 10, 2025, filed with the Commission on September 11, 2025 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus contained in the Registration Statement; and

(6)	The written consent of the Board of Directors of the Company approving the Purchase Agreement and the truncations contemplated thereby .

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, it is our opinion that when the Shares have been delivered to and paid for by the Purchasers as contemplated by the Purchase Agreement, Registration Statement and Prospectus Supplement, the Shares will be duly authorized, validly issued, fully paid and nonassessable, and the Warrant Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

Based upon and subject to the foregoing, we are also of the opinion that the Pre-Funded Warrants, when issued and sold by the Company in the manner contemplated by the Prospectus Supplement and the Pre-Funded Warrant, against payment therefor, and assuming the due authorization, execution and delivery of such Pre-Funded Warrants by the Company, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

Our opinions concerning the due authorization of the issuance of the Shares and Warrants Shares issuable upon the exercise of the Pre-Funded Warrants, and the validity of such Shares and Warrant Shares when issued, fully paid and nonassessable, are rendered under the laws of the State of Texas. Our opinion concerning the execution, delivery and enforceability of such Pre-Funded Warrants, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms and rendered under the laws of the State of New York. We express no opinion as to the laws of any other jurisdiction or as to any federal or state securities laws or regulations except as expressly set forth herein. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations as of the date hereof. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ McCarter & English, LLP

McCarter & English, LLP